QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

Deutsche Telekom AG
Friedrich-Ebert-Allee 140
53113 Bonn
Federal Republic of Germany

March 14, 2005

Ladies and Gentlemen:

        I am the General Counsel of Deutsche Telekom AG, Bonn, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany ("Deutsche Telekom"), and in that capacity I am familiar with the proposed merger of T-Online AG, Darmstadt, a stock corporation organized under the laws of the Federal Republic of Germany ("T-Online"), with and into Deutsche Telekom, pursuant to the Merger Agreement dated as of March 8, 2005, between Deutsche Telekom and T-Online (such merger, the "T-Online Merger" and such Merger Agreement, the "Merger Agreement"). Pursuant to and subject to the terms and conditions set forth in the Merger Agreement, Deutsche Telekom will, upon legal effectiveness of the T-Online Merger pursuant to Section 20 (1) of the German Transformation Act (Umwandlungsgesetz), issue up to 67,658,448 ordinary shares of Deutsche Telekom, no par value (the shares issued at such time, the "Merger Shares"), which will form the merger consideration (as set forth in the Merger Agreement) to be received by the shareholders of T-Online other than Deutsche Telekom in connection with the T-Online Merger.

        This opinion is being furnished in connection with the Registration Statement on Form F-4 filed by Deutsche Telekom with the United States Securities and Exchange Commission on January 14, 2005 in connection with the T-Online Merger pursuant to the United States Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (as amended through the date hereof, the "Registration Statement").

1.
In arriving at the opinion expressed below, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of:

i.
the Articles of Association (Satzung) of Deutsche Telekom as in effect on the date hereof; and

ii.
the Merger Agreement.

        In addition, I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of Deutsche Telekom and such other instruments and other certificates of public officials, officers and representatives of Deutsche Telekom and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

2.
In rendering the opinion expressed below, I have relied, without independent verification, upon the following assumptions:

i.
The authenticity of all documents submitted to me as originals;

ii.
the conformity with their respective original documents of all documents submitted to me as photocopies and the authenticity of the originals of such photocopied documents;

iii.
the genuineness of all signatures on all documents submitted to me;

iv.
that the parties other than Deutsche Telekom executing all such documents submitted to me had full power, authority and legal right to enter into and perform the terms and conditions of such documents on their respective parts, and that such documents are enforceable against such parties other than Deutsche Telekom in accordance with their respective terms;

v.
that any natural person signing any agreement, instrument or other document was legally competent at the time of execution;

  vi.
  that any natural person signing any agreement, instrument or other document not on its own behalf but for and on behalf of another natural or legal person other than Deutsche Telekom has validly and enforceably bound such natural or legal person to the respective agreement, instrument or other document;

  vii.
  that in cases where the execution of a document by a natural person acting for and on behalf of a natural or legal person other than Deutsche Telekom affected the disposition of property, the power to make such disposition was not limited by applicable public or private law;

  viii.
  that the Registration Statement will have become effective under the Securities Act; and

  ix.
  that the Merger Agreement will have been approved, as may be required under applicable law, by the shareholders meeting of T-Online as well as by the shareholders meeting of Deutsche Telekom.

3.
On the basis of and in reliance upon the foregoing examination, inquiries and assumptions, and such other matters of fact and upon the examination of such other questions of law as I have deemed appropriate, and subject to the limitations described below, I am of the opinion that the Merger Shares will have been duly authorized and validly issued and will be fully paid and non-assessable (nicht nachschußpflichtig) when:

i.
the capital increase and its consummation to carry out the T-Online Merger have been duly entered into the Commercial Register (Handelsregister) of the Local Court (Amtsgericht) of Bonn, Federal Republic of Germany pertaining to Deutsche Telekom; and thereafter

ii.
the T-Online Merger has been duly entered into the Commercial Register of (Handelsregister) of the Local Court (Amtsgericht) of Darmstadt, Federal Republic of Germany, pertaining to T-Online; and thereafter

iii.
the T-Online Merger has been duly entered into the Commercial Register (Handelsregister) of the Local Court (Amtsgericht) of Bonn, Federal Republic of Germany, pertaining to Deutsche Telekom.

4.
The opinion expressed above is subject to the following limitations:

i.
The opinion expressed above is based on facts existing on the date hereof and through the effective date of the Registration Statement and shall not be deemed to relate to facts and conditions prevailing, or laws and regulations in effect, at any time after the effective date of the Registration Statement.

ii.
The opinion expressed above is limited to the laws of the Federal Republic of Germany, and I express no opinion as to the laws of any other jurisdiction.

        This opinion is delivered to you for your use solely in connection with the Registration Statement and may not be used for any other purpose without my prior written consent. I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to myself under the caption "Validity of Securities" in the Registration Statement. In giving this consent, however, I do not admit that I am a member of that class of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ MANFRED BALZ

QuickLinks

  Exhibit 5.1